EXHIBIT 10.01

                             OPTION CONTRACT OF SALE

         THIS AGREEMENT (the "Agreement"), is made as of September 7, 2005, between Jaclyn, Inc., a Delaware corporation, having an address at 5801 Jefferson Street, West New York, NJ 07093 ("Seller"), and John Crowley, with the right to assign this Agreement at the time of closing to an entity to be formed in which Sanford Weiss shall be an equity participant and active in the approvals process outlined in subsection 2(b), below, having an address c/o The Law Offices of Dennis J. Oury, LLC, One University Plaza, Hackensack, NJ 07601 ("Purchaser").

                              W I T N E S S E T H:

            Sellers agrees to sell and Purchaser agrees to purchase, upon the terms and conditions hereinafter set forth,

         ALL those certain plots, pieces or parcels of land, with the buildings and improvements thereon erected, situate, lying and being in the town of West New York, the County of Hudson and the State of New Jersey, being known and designated as 5801-5823 Jefferson Street and 5901-5905 Jefferson Street and 5814-5816 Jefferson Street and 5808-5814 Washington Street, (also being known as Lots 5 in Block 130 and Lot 13 in Block 133 and Lot 2-01 in Block 129 and Lot 4 in Block 130 as shown on the municipal tax maps). Purchaser may cause a survey and metes and bounds description to be prepared at Purchaser's sole cost and expense, in which event that description, upon being certified to and accepted by Seller and its legal counsel, will be deemed attached to and made a part of this Agreement as EXHIBIT "A" (the land, buildings and improvements being hereinafter referred to as the "Premises").

1.                PURCHASE PRICE

                  The   Purchase   Price  for  the   Premises   is  Ten  Million
($10,000,000) Dollars, payable as follows:

         (a) Concurrently with the execution of this Agreement, Purchaser shall deliver to Philip D. Neuer, Esq. (the "Escrow Holder") the sum of Thousand ($50,000) Dollars in immediately available federal funds (the "Initial Deposit") to be held by the Escrow Holder in a federally insured, interest bearing account or group of accounts. The Initial Deposit shall be disbursed or applied by the Escrow Holder in accordance with the provisions of this Agreement. Interest shall follow the Initial Deposit.

         (b) On the sixtieth (60th) day following full execution of this Agreement, Purchaser shall deliver to the Escrow Holder the additional sum of Thousand ($50,000) Dollars in immediately available federal funds (together with the funds deposited in accordance with P. 1 (c), below, the "Earnest Money") to be held by the Escrow Holder in a federally insured, interest bearing account or group of accounts. The Earnest Money is non-refundable and shall immediately become the absolute property of and paid to the Seller on the ninety-first
(91st) day following full
execution of this Agreement. Purchaser shall have no right to seek repayment of all or any portion of the Earnest Money for any reason whatsoever except for Seller's cancellation due to the environmental conditions set forth in Article 8, below.

         (c) On the ninetieth (90th) day following full execution of this Agreement, Purchaser shall pay to the Escrow Holder the sum of One Hundred Thousand ($100,000) Dollars in immediately available federal funds (together with the funds deposited in accordance with P. 1 (b), above, the "Earnest Money"). The Earnest Money is non-refundable and shall immediately become the absolute property of the Seller on the ninety-first (91st) day following full execution of this Agreement. Purchaser shall have no right to seek repayment of all or any portion of the Earnest Money for any reason whatsoever except for Seller's cancellation due to the environmental conditions set forth in Article 8, below.

         (d) On the one hundred twentieth (120th) day following full execution of this Agreement, Purchaser shall deliver to the Escrow Holder the additional sum of Seventy Five Thousand ($75,000) Dollars in immediately available federal funds (together with the Initial Deposit, the "Deposit") to be held by the Escrow Holder in a federally insured, interest bearing account or group of accounts. The Deposit shall be disbursed or applied by the Escrow Holder in accordance with the provisions of this Agreement. Interest shall follow the Deposit.

         (e) On the one hundred fiftieth (150th) day following full execution of this Agreement, Purchaser shall deliver to the Escrow Holder the additional sum of Seventy Five Thousand ($75,000) Dollars in immediately available federal funds (to be added to and constitute the "Deposit") to be held by the Escrow Holder in a federally insured, interest bearing account or group of accounts. The Deposit shall be disbursed or applied by the Escrow Holder in accordance with the provisions of this Agreement. Interest shall follow the Deposit.

         (f) On the one hundred eightieth (180th) day following full execution of this Agreement, Purchaser shall deliver to the Escrow Holder the additional sum of Seventy Five Thousand ($75,000) Dollars in immediately available federal funds (to be added to and constitute the "Deposit") to be held by the Escrow Holder in a federally insured, interest bearing account or group of accounts. The Deposit shall be disbursed or applied by the Escrow Holder in accordance with the provisions of this Agreement. Interest shall follow the Deposit.

         (g) On the two hundred tenth (210th) day following full execution of this Agreement, Purchaser shall deliver to the Escrow Holder the additional sum of Seventy Five Thousand ($75,000) Dollars in immediately available federal funds (to be added to and constitute the "Deposit") to be held by the Escrow Holder in a federally insured, interest bearing account or group of accounts. The Deposit shall be disbursed or applied by the Escrow Holder in accordance with the provisions of this Agreement. Interest shall follow the Deposit.

         (h) The balance of the Purchase Price, namely Nine Million Five Hundred Thousand ($9,500,000) Dollars shall be payable at Closing in immediately available federal funds by wire transfer or other form acceptable to Seller, subject to satisfaction of the mortgage contingency set forth in Article 13, below.

2.       CONTINGENCIES

         This Agreement is made upon the following conditions:

                  (a) Purchaser shall have an initial "due diligence" period of ninety (90) days with the right to terminate for any reason. Before entering onto the Property of perform any aspect of its due diligence, Purchaser shall deliver to Seller evidence of liability insurance as provided for in ss. 7, below.

                  (b) Seller, at no cost or expense to them, shall cooperate and assist Purchaser in obtaining approval from the appropriate governmental authorities allowing the Premises to be used for residential purposes with a minimum density of 200 residential units. Seller agrees to sign all necessary documents to allow Purchaser to apply for the approvals. Purchaser shall have the following time periods within which to obtain the approvals:

                                Number of Days Following
                            Execution and Delivery
                                    of the Agreement                               Action to be Completed
                   ------------------------------------------  -------------------------------------------------------
                                          120                           Filing Application for Development Under NJ
                                                               Municipal Land Use Law (NJSA 40:55D-1, et seq., the
                                                               "Law").

                                          165                             Application for Development deemed
                                                                 "complete" as provided for in the Law and being
                                                                 placed on the calendar for the first Public
                                                                 Hearing on the Application for
                                                                          Development.

                                          300                             Decision by the Planning Board or Zoning
                                                                 Board of Adjustment and reading and adoption of
                                                                 the memorializing resolution.

                  (c) If any of these benchmarks are not accomplished or if Purchaser does not waive all of those which have not been accomplished, then Seller may terminate this Agreement upon ten (10) days written notice to Purchaser, provided that if Purchaser either: (a) cures such defect within the ten (10) day period; or (b) pays to Seller the sum of Seventeen Thousand Five Hundred ($17,500) Dollars per each thirty (30) day period commencing on the 301st day following execution and delivery of the Agreement, which payments shall not be credited against the Purchase Price, then Seller's termination shall be deemed withdrawn as to that specific item. The extension of this contingency period may continue for up to, but not exceeding, a total of four (4) periods of thirty (30) days each, at the end of which Seller's right to terminate this Agreement shall not be subject to any further extensions without Seller's written agreement and upon such terms as Seller, in its sole discretion, shall require of Purchaser.

3.       SELLER'S REPRESENTATIONS

         Seller represents to Purchaser that:

                           (a) Seller is the sole owner of the Premises, and has
                  full power, authority and right to execute, deliver and perform this Agreement.

                           (b) Seller is a corporation which has been duly formed and is in good standing under the Laws of the State of Delaware.

                           (c) Seller has neither  notice nor  knowledge  of any
                  pending proceedings for the taking of all or any portion of the Premises by condemnation or eminent domain, and to the best of Seller' knowledge no such proceeding is about to be commenced.

                           (d)  Seller is not a  "foreign  person" as defined in
                  Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the "Code"). If Seller fails or refuses to deliver to Purchaser at the closing a certificate evidencing that Seller is not a "foreign person", or if Seller is a "foreign person", then Purchaser shall be entitled to withhold from the Purchase Price a tax equal to ten percent of the Purchase Price, as required by Section 1445 of the Code. In the event of such a withholding, Purchaser shall remit such tax to the Internal Revenue Service and shall file the required return, and the closing hereunder shall not be otherwise affected.

4.       PURCHASER'S REPRESENTATIONS

         Purchaser represents as follows:

(a) Purchaser represents that Purchaser possesses sufficient funds, together with the mortgage as stated in this Agreement, to close this transaction at the stated purchase price.

5.       TENANCIES

         Seller represents that the Seller is one of the tenants at the Premises occupying approximately fifty (50%) percent of the total Premises (the "Leased Portion"). Purchaser agrees that Seller may remain as a tenant at the Leased Portion for a period of five (5) months commencing on the first day of the first full month following the closing (the "Lease Period") at no cost or expense to Seller other than payment of its fifty (50%) percent pro rata share of the costs for utilities, real estate taxes, sewer charges and insurance premiums, in such amounts which are consistent with the current coverages (collectively, the "Pass Through Expenses). Purchaser agrees that Stylecrest Fabrics, On-The-Mark, Pisces Sports and ODK (collectively, the "Tenants") may each remain as a tenant for the Lease Period as defined above. Seller agrees that

Seller shall, at its sole cost and expense, cause the Tenants to vacate, surrender and deliver up its leased premises on or prior to the last day of the Lease Period. If any of the Tenants or Seller shall remain in possession after the end of the Lease Period (the "Holdover") then Seller shall pay to Purchaser the sum of $500 per day for each day of Seller's Holdover and $500 per day for each day of each of the Tenant's Holdover.

6.       CONDITION OF PREMISES.

         Purchaser shall accept title to the Premises in their "as is" and "where is" condition on the date of the Closing and shall accept the surrender and delivering up of the Premises and the Leased Portion, as provided for in
Section 5, above, in their "as is" and "where is" condition.

7.       INSPECTIONS BY PURCHASER

         Purchaser shall have the right and the option to enter upon the Premises to conduct physical and engineering inspections of the Premises and undertake such other inspections as Purchaser shall deem appropriate (through Purchaser's agents, consultants or representatives, as the case may be). No inspections permitted under this Agreement shall take place unless and until Purchaser and each of its agents, consultants or representatives provides to Seller proof of insurance in the form of a Certificate of Insurance evidencing liability and completed operations coverages naming Seller as an additional insured in such amounts as Seller may reasonably accept. Any damage to the Premises shall be repaired and restored by Purchaser it its sole cost and expense.

8.       ENVIRONMENTAL COMPLIANCE

         Seller, to the best of its knowledge, information and belief, state to the Purchaser that:

                           (a) There is no pending claim,  lawsuit,  proceeding,
                  or other legal, quasi-legal, or administrative challenge concerning the Premises or the operation thereof and no such claim, lawsuit, proceeding or challenge is threatened by any person or entity.

                           (b) Seller is presently conducting studies of the environmental condition of the Premises relating to an underground storage tank which may have leaked. Seller is awaiting advice from the New Jersey Department of Environmental Protection ("NJDEP") as to whether ground water testing or monitoring will be required. If the cost to test, monitor and remediate any Hazardous Substance will exceed $250,000, then Seller may terminate this Agreement at any time prior to Closing by notice to Purchaser to be dispatched not later than the 30th day following the date that Seller learns that the cost will exceed $250,000. If Seller does not terminate this Agreement, then Seller shall be responsible for all costs to test, monitor and remediate Hazardous Substances at the Premises both before and after Closing and shall obtain from NJDEP a "No Further Action" letter approving the remediation as being complete and permitting the sale of the Premises to the Purchaser. Purchaser shall execute and record such instrument as is required to implement and complete such remediation under the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. and N.J.S.A. 58:10B-1 et seq. ("ISRA"), including the instrument now known as a Deed Notice ("Deed Notice"). The Premises may be subject to irrevocable environmental restrictions as NJDEP may determine which restrictions shall run with the land and shall bind the Premises in perpetuity, and all present and future owners or operators on the Premises. Purchaser consents to the Deed Notice, environmental restrictions and such other institutional controls which NJDEP may require in order for Seller to obtain either a No Further Action letter ("NFA") or an Administrative Consent Order ("ACO") permitting the sale of the Premises, provided, however, that no such Deed Notice shall limit or prevent the development and use of the Premises for multi-family residential purposes.

         As used herein, "Hazardous Substance" means any substance which listed as "hazardous" or "toxic" in the regulations implementing the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), 42 U.S.C.
Section 9601 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq., or under applicable New Jersey law.

9.       CLOSING DATE

         The closing of title pursuant to this Agreement (the "closing") shall be held at the offices of Purchaser's attorney or Purchaser's mortgage lender, located in Essex, Bergen or Hudson Counties in New Jersey thirty (30) days following the satisfaction of all contingencies for mortgage financing, environmental compliance and receipt of final non-appealable approval of Purchaser's Application for Development as provided for in sub-part 2. (a), above.

         If this Agreement is properly terminated by Purchaser as permitted by any provision of this Agreement, then the Deposit, exclusive of the Earnest Money, and all accrued interest shall be returned to Purchaser and neither Seller nor Purchaser shall have any further rights against or obligations to the other.

10.      CONDITIONS OF CLOSING

         It shall be a condition to Purchaser's obligation to close title that:

                           (a) The  representations  of Seller set forth  herein
                  shall be true as of the Closing Date.

                           (b) The  covenants  of Seller set forth  herein shall
                  have been complied with as of the Closing Date.

                           (c) Seller  shall  convey to Purchaser a title to the
                  Premises in accordance with this Agreement.

                           (d) Seller shall  deliver  possession of the Premises
                  to Purchaser on the Closing Date in the condition required by this Agreement and in accordance with the terms, covenants and conditions of this Agreement.

         Without limiting the other rights of Purchaser and subject to the provisions of Section 7, above, Seller shall permit Purchaser and such agents and experts of Purchaser as Purchaser shall designate access to the Premises during reasonable business hours, for purposes of such independent investigation as Purchaser shall desire to conduct. Any and all proposed entries into tenant space shall require reasonable notice to Seller of not less than 24 hours.

         Purchaser shall have the right to assign this Agreement of sale to an entity to be formed by the Purchaser, in which the Purchaser has an interest, such assignment to be effective at the Closing. Seller shall designate such entity as the Grantee in the Deed to be delivered at Closing. Such assignment shall be deemed to be with full recourse until the payment of the purchase price, in full.

11.      TITLE

Title to the Premises at Closing shall be insurable at regular rates by a title insurer authorized to transact business in the State of New Jersey free and clear of all liens and encumbrances, other than the continued right of Seller to occupy the Premises.

12.      DEED

         At Closing, the Seller shall execute, acknowledge and deliver a standard form of Bargain and Sale Deed with Covenants against Grantor's Acts (the "Deed").

13.      MORTGAGE CONTINGENCY

         This Agreement is made upon the condition that Purchaser shall receive, in writing, a mortgage commitment within sixty (60) days following Purchaser's receipt of preliminary approval of its Application for Development as provided for in P. 2 (a), above, pursuant to which a lending institution shall issue to Purchaser a written commitment in the usual form of such institution to make a conventional first mortgage on the Premises in the principal amount of $7,500,000, for a term of not less than 10 years, bearing interest at then prevailing rate for such a loan. Purchaser shall pay all fees and charges required in connection with such application and loan. Purchaser shall agree to guarantee the Note and Mortgage if the proposed lender requires such a guarantee.

         If such a commitment is not issued within the contingency period provided for in the preceding paragraph, then, Purchaser may elect to terminate this Agreement by delivering to Seller' attorney, within 10 business days after the expiration of said period, a written notice of such election. If this Agreement is terminated as provided above, Seller shall direct Escrow Holder to return the Deposit, exclusive of the Earnest Money, to Purchaser, with any interest earned thereon, whereupon Seller and Purchaser shall have no further rights against each other hereunder.

         Seller shall cooperate fully with the Purchaser and Purchaser's lending institution in the Purchaser obtaining the mortgage, at no cost or expense to Seller.

14.      CLOSING DOCUMENTS

         Seller shall deliver to Purchaser at the closing:

                           (a) The Deed.

                           (b) A bill of sale for all  fixtures,  equipment  and
                  personal property included in this sale, with, if any.

                           (c) If the  title  examination  discloses  judgments,
                  bankruptcies or other returns against other persons having names the same as or similar to Seller, Seller shall deliver an affidavit based upon Seller' knowledge information and belief in the standard form utilized in Hudson County, New Jersey showing that such judgments, bankruptcies and other returns are not against Seller.

                           (d) A certificate  reaffirming the representations of
                  Seller and Purchaser stated in this Agreement as of the date of the Closing.

15.      ADJUSTMENTS AND COSTS

         The following shall be apportioned as of midnight of the day preceding the Closing Date:

         (a) Real estate taxes, water charges and sewer rents, if any, on the basis of the lien period for which assessed. If on the Closing Date the tax rate shall not have been fixed, the apportionment shall be based upon the tax rate for the preceding year applied to the latest assessed valuation; however, adjustment will be made when the actual tax amount is determined. If there are water meters on the Premises, Seller shall furnish readings thereof to a date not more than fifteen days prior to the Closing Date. Meter charges shall be apportioned on the basis of the last reading. Upon the taking of a subsequent actual reading, such apportionment shall be readjusted. The provisions of this clause (a) shall survive the closing for a period of thirty (30) days.

         (b) Any errors in computing adjustments at the closing shall be corrected after the closing.

         (c) If the adjustments result in a payment due Seller, such payment shall be made at the closing by a cashier's or certified check of Purchaser. If the adjustments result in a payment due Purchaser, such payment shall be credited against the cash portion of the Purchase Price due at the closing.

         (d) The amount of any unpaid real estate taxes, assessments, water charges and sewer rents which Seller is obligated hereunder to discharge or satisfy, with any interest or penalties thereon, at the option of Seller may be allowed as a credit to Purchaser at the closing, provided official bills therefor, showing the amount due including any interest or penalties to a date not less than two days after the Closing Date, are furnished at the closing. If on the Closing Date there are any liens or encumbrances which Seller is obligated hereunder to discharge or satisfy, Purchaser agrees to provide at the closing, upon five days prior request, separate certified checks to facilitate the discharge or satisfaction of items referred to in this paragraph.

         (e) If on the Closing Date the Premises shall be affected by an assessment which is or may become payable in annual installments, and the first installment is then a lien, then only the installment then due and payable shall be paid by Seller at the closing.

         (f) Seller shall pay any applicable transfer tax or stamp tax payable by reason of the delivery of the deed. Seller and Purchaser agree to execute, swear to, and cause to be filed any applicable transfer tax return or other return required in connection with the closing.

         (g) Purchaser shall pay any applicable tax or transfer fee arising out of or relating to the permitted use of the Premises for residential purposes.

         (h) Rent for all Tenants (as that term is defined in ss. 5, above) shall be adjusted as of the Closing Date. The term "Tenants" does not include the Seller (again, see ss. 5, above).

16.      ESCROW CONDITIONS

         Escrow Holder shall hold the Deposit in accordance with this Agreement, or a joint instruction signed by Seller and Purchaser, or separate instructions of like tenor signed by Seller and Purchaser, or a final judgment of a court of competent jurisdiction.

         Escrow Holder shall deposit the Deposit in an interest bearing account, or invest the Deposit in treasury bills, certificates of deposit or other income producing investments.

         Escrow Holder is held harmless by both Seller and Purchaser, other than for gross negligence or willful misconduct and that in the event of a dispute, Escrow Holder shall be permitted to represent Seller in negotiations or litigation, or both.

         In the event of any dispute relating to this Agreement, Escrow Holder may act as legal counsel to Seller.

17.      BROKERAGE

         Seller and Purchaser each represent and warrant to the other that they have not dealt with any broker in connection with this sale. Each party hereby indemnifies the other against any claims by any real estate broker arising out of promises or agreements by that party with any such real estate broker, such indemnification to include all damages, settlements, costs and expenses, including reasonable attorney's fees.

18.      NOTICES

         All notices, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given if delivered sent by United States registered or certified mail, return receipt requested, to Seller or Purchaser, as the case may be, at their addresses first above written, or at such other addresses as they may designate by notice given hereunder. Copies of any such communication shall be delivered to The Law Offices of Dennis J. Oury, LLC, One University Plaza, Suite 601, Hackensack, NJ 07601 if addressed to Purchaser, and to Philip D. Neuer, Esq., 1875 McCarter Highway, Newark, New Jersey 07104 if addressed to Seller, in the same manner as stated above in this Section 18.

19.      TAX-FREE EXCHANGE.

         Seller may elect to proceed with this transaction as part of a tax-free exchange of like-kind properties under ss. 1031 of the Internal Revenue Code. Purchaser, at no cost or expense to Purchaser and without altering any material term or condition of this Agreement, shall cooperate with Seller in connection with the proposed tax-free exchange.

20.      MISCELLANEOUS

         (a) The representations and warranties of Seller hereunder shall not survive the closing except as may be specifically provided for elsewhere in this Agreement.

         (b) This Agreement may not be altered, amended, changed, waived, or modified in any respect or particular unless the same shall be in writing signed by Seller and Purchaser.

         (c) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

         (d) The Tax Identification or Social Security Numbers of Seller and Purchaser are as follows:

         Seller:  22-1432053

         Purchaser:

         (e) The submission of this Agreement to Purchaser or its attorney shall not be construed as an offer to sell the Premises on the terms and conditions stated in this document. A binding agreement will be deemed to have come into existence only upon the full execution and delivery of this document, which be accomplished in counterparts, by both Seller and Purchaser.

         IN WITNESS WHEREOF Seller and Purchaser have duly executed this Agreement on the date first above written.

SELLER:
Jaclyn, Inc.

By: /s/ Robert Chestnov, President

BUYER:

By: /s/  John Crowley

EXHIBIT A

                              PROPERTY DESCRIPTION

  [To be attached at the option of the Purchaser upon Purchaser obtaining, at
    Purchaser's sole cost and expense, a survey, certified to Seller and its attorney, and a metes and bounds description based upon that survey]